Exhibit 99.1

MOD-PAC CORP. Reports Record Quarterly Product Sales and 43% Increase in Net Income for the Third Quarter of 2012

  Quarterly product sales of $15.3 million highlighted by custom folding carton sales which increased 10% to a record $12.3 million
  Gross margin and operating margin expanded 180 and 190 basis points, respectively, on improved leverage
  Strong net income growth of 43.2% to $0.9 million, or $0.27 per diluted share
  EBITDA increased 18.6% to $2.2 million

BUFFALO, N.Y.--(BUSINESS WIRE)--October 31, 2012--MOD-PAC CORP. (NASDAQ: MPAC) (the “Company”), a high value-added, on-demand print services firm that designs and manufactures custom and stock folding cartons, reported total revenue of $15.4 million for the third quarter of 2012, which ended September 29, 2012, compared with $14.4 million for the third quarter of 2011. The 7.1% increase reflects higher custom folding carton sales, partially offset by lower waste paperboard sales. Net income for the third quarter of 2012 was up sharply to $0.9 million, or $0.27 per diluted share, from net income of $0.6 million, or $0.18 per diluted share, in the third quarter of 2011.

Daniel G. Keane, President and CEO, commented, “We had a strong third quarter, achieving record quarterly product sales on continued growth in our custom folding carton business. The growth in this line demonstrates the success of our sales and marketing initiatives as we increased the amount of business from several established accounts and added a number of new smaller accounts. We continue to anticipate solid product demand for the remaining part of 2012.”

Record Third-Quarter Product Sales Highlighted by Custom Folding Carton Growth

  Sales of custom folding cartons reached a quarterly record of $12.3 million, up 9.5% from $11.2 million in the third quarter of 2011. The increase was primarily due to additional business from several existing customers, the ramp-up of sales from some large customers whose business was earned last year and, to a lesser extent, augmented by new smaller customers. Partially offsetting the growth was lower waste paperboard sales.
  Stock packaging sales remained relatively consistent at $2.3 million in the third quarter.
  Personalized print sales were $0.7 million in the third quarter of 2012, down slightly from the prior-year period.

David B. Lupp, Chief Operating Officer and Chief Financial Officer, stated, “The combination of higher revenue, stability in the paperboard market and a continued focus on cost management were the main contributors to the margin expansion realized in the quarter. While these results are going in the right direction, we are continually working to improve the leverage within our business.”

Commenting on the infrastructure improvements to reconnect to the public utility power grid, Mr. Lupp added, “We have made significant investments in this necessary project and expect the conversion to the public grid to commence in the fourth quarter of this year. We believe this will provide us with a more efficient, cost-effective source of power, as well as reduce repair and maintenance costs associated with our cogeneration plant.”

Margins Expand Due to Leverage and Stabilizing Paperboard Market

Gross profit for the 2012 third quarter was $3.3 million, or 21.5% of total revenue, compared with gross profit of $2.8 million, or 19.7% of total revenue, in the prior-year period. Margin expansion of 180 basis points was driven by the leverage on higher sales combined with stabilizing paperboard costs.

Selling, general and administrative (SG&A) expense increased $0.1 million year-over-year to $1.9 million in the third quarter of 2012 due to higher employee related costs. SG&A as a percent of total revenue was 12.4% for the 2012 third quarter, a slight improvement from 12.5% for the prior-year period.

Earnings before interest, taxes, depreciation and amortization, and non-cash option expense (EBITDA) was $2.2 million in the third quarter of 2012, an increase of 18.6%, or $0.3 million, from $1.8 million in the third quarter of 2011. The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the Reconciliation of Net Income to EBITDA in the attached table.)

Year to Date 2012 Review

Total product revenue for the first nine months of 2012 was $42.4 million, an increase of 2.5% from $41.3 million in the same period of 2011. Sales of custom folding cartons were $33.8 million in the first nine months of 2012, up 3.9% compared with $32.5 million in the prior-year period, mainly due to increased business from several large existing customers, partially offset by decreased graphic services revenue and a soft waste paperboard market. Stock packaging sales remained relatively flat at $6.5 million in the first nine months of 2012, while personalized print sales were down 7.7% to $2.0 million.

Gross profit in the first nine months of 2012 was $6.9 million, down 11.7%, from the $7.8 million in the prior-year period. The gross profit margin, which was impacted by sales mix, increased employee benefit costs, lower paperboard waste sales and higher paperboard costs, contracted to 16.1% in the first nine months of 2012 from 18.7% in the corresponding 2011 period.

SG&A expense was $5.7 million in the first nine months of 2012, or 13.4% of total revenue, compared with $5.6 million, or 13.3% of total revenue in the prior-year period.

EBITDA for the first nine months of 2012 was $3.7 million compared with $4.9 million in the prior-year period. (See the Reconciliation of Net Income to EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $1.6 million at September 29, 2012, down from the 2011 year-end balance of $3.9 million. Capital expenditures for the first nine months of 2012 were $4.3 million compared with $1.9 million in the prior-year period. The increase in capital spending was due to $2.0 million associated with the purchase of a seven-color print press and approximately $1.1 million toward the infrastructure improvements needed to reconnect to the public utility electric power grid. MOD-PAC expects capital expenditures in 2012 will be between $5.0 million to $5.2 million.

There were no shares repurchased by the Company during the third quarter of 2012. MOD-PAC has authorization to repurchase up to 200,000 shares.

The Company has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

Webcast and Conference Call

MOD-PAC will host a conference call and webcast today at 1:30 p.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the period, followed by a question-and-answer session.

The conference call can be accessed by dialing 480-629-9713. The listen-only audio webcast can be monitored at www.modpac.com.

The telephonic replay will be available from 4:30 p.m. ET the day of the call until Wednesday, November 7, 2012. To listen to the archived call, dial 858-384-5517, and enter conference ID number 4573861. An archive of the webcast will be available on the Company’s website at www.modpac.com, along with a transcript, once available.

About MOD-PAC CORP.

MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value-added services and on-demand delivery. MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC also has a PERSONALIZED PRINT product line that offers a comprehensive line of products for consumer and corporate social occasions.

MOD-PAC’s strategy for growth is to leverage its capabilities to innovate and aggressively integrate technology into its production operations providing cost-effective solutions for its customers. Applying its lean manufacturing processes, coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with quick turn-around times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

($ in thousands, except per share data)
	Three months ended		Nine months ended
	9/29/2012	10/1/2011	9/29/2012	10/1/2011
Revenue
Product sales	$15,267	$14,249	$42,370	$41,331
Rent	107	111	297	335
Total Revenue	15,374	14,360	42,667	41,666
Cost of products sold	12,072	11,532	35,804	33,890
Gross profit	3,302	2,828	6,863	7,776
Gross profit margin	21.5%	19.7%	16.1%	18.7%
Selling, general and administrative expense	1,902	1,790	5,703	5,561
Income from operations	1,400	1,038	1,160	2,215
Operating margin	9.1%	7.2%	2.7%	5.3%
Interest expense, net	47	48	143	145
Other income	(46)	0	(44)	145
Income before taxes	1,307	990	973	2,215
Income tax expense	412	365	321	754
Net income	$895	$625	$652	$1,461

Basic (loss) income per share:	$0.28	$0.19	$0.20	$0.44
Diluted (loss) income per share:	$0.27	$0.18	$0.20	$0.42

Weighted average diluted shares outstanding	3,284	3,392	3,313	3,442

MOD-PAC CORP.
PRODUCT LINE SALES DATA
(unaudited)

($ in thousands)
	Three Months Ended		%	Nine Months Ended		%	2012 YTD % of
	9/29/2012	10/1/2011	change	9/29/2012	10/1/2011	change	Total
FOLDING CARTONS
Custom folding cartons	$12,270	$11,205	9.5%	$33,782	$32,527	3.9%	79.7%
Stock packaging	2,295	2,319	(1.0%)	6,541	6,586	(0.7%)	15.4%
Folding cartons subtotal	14,565	13,524	7.7%	40,323	39,113	3.1%	95.1%

PERSONALIZED PRINT	702	725	(3.2%)	2,047	2,218	(7.7%)	4.9%
Total product sales	$15,267	$14,249	7.1%	$42,370	$41,331	2.5%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEETS

($ in thousands)	(Unaudited)
	September 29,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$1,608	$3,900
Accounts receivable	6,243	5,400
Allowance for doubtful accounts	(38)	(20)
Net accounts receivable	6,205	5,380
Inventories	7,055	7,023
Refundable income taxes	-	219
Prepaid expenses	528	506
Total current assets	15,396	17,028

Property, plant and equipment, at cost:
Land	1,224	1,192
Buildings and improvements	13,170	12,789
Machinery and equipment	52,764	50,566
Construction in progress	1,447	168
	68,605	64,715
Less accumulated depreciation	(53,110)	(51,065)
Net property, plant and equipment	15,495	13,650
Deferred income taxes	363	-
Other assets	484	466
Total assets	$31,738	$31,144

Current liabilities:
Current maturities of long-term debt	$41	$89
Accounts payable	1,918	2,151
Accrued expenses	840	1,171
Income taxes payable	419	-
Total current liabilities	3,218	3,411

Long-term debt	1,800	1,820
Other liabilities	26	27
Deferred income taxes	-	87
Total liabilities	5,044	5,345

Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,637,109 in 2012, 3,623,945 in 2011	36	36
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 570,529 in 2012, 582,493 in 2011	6	6
Additional paid-in capital	4,014	3,771
Retained earnings	30,648	29,996
Treasury stock at cost, 998,809 shares in 2012 and 2011	(8,010)	(8,010)
Total shareholders' equity	26,694	25,799

Total liabilities and shareholders' equity	$31,738	$31,144

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

($ in thousands)
	Nine Months Ended
	September 29,	October 1,
	2012	2011
Cash flows from operating activities:
Net income	$652	$1,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,377	2,198
Adjustment to provision for doubtful accounts	13	(12)
Stock option compensation expense	241	337
Deferred income taxes	(450)	57
Loss (Gain) on disposal of assets	47	(49)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(838)	(1,019)
Inventories	(32)	(2,350)
Prepaid expenses	(22)	72
Other liabilities	(1)	2
Accounts payable	(233)	946
Payable income taxes	638	50
Accrued expenses	(331)	68

Net cash provided by operating activities	2,061	1,762

Cash flows from investing activities:
Proceeds from the sale of assets	-	49
Change in other assets	(28)	8
Capital expenditures	(4,259)	(1,912)

Net cash used in investing activities	(4,287)	(1,855)

Cash flows from financing activities:
Principal payments on long-term debt	(68)	(136)
Proceeds from issuance of stock	2	6
Purchase of stock for treasury	-	(1,010)

Net cash used in financing activities	(66)	(1,140)

Net change in cash and cash equivalents	(2,292)	(1,233)

Cash and cash equivalents at beginning of year	3,900	3,440

Cash and cash equivalents at end of period	$1,608	$2,207

MOD-PAC CORP.
Reconciliation between Net Income and EBITDA

($ in thousands)	Three Months Ended		Nine Months Ended
	9/29/12	10/1/11	9/29/12	10/1/11

GAAP Net Income	$895	$625	$652	$1,461

Interest	47	48	143	145
Taxes	412	365	321	754
Depreciation and amortization	803	741	2,377	2,198
Stock-based compensation	32	66	241	337

EBITDA	$2,189	$1,845	$3,734	$4,895

EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation and amortization and option expense. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC’s financial statements, as it is used as an analytical indicator by MOD-PAC’s management. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com